Exhibit 10.31

Description of Arrangements with David Howell

Mr. Howell serves as Vice President – Market Development of Comstock Homebuilding Companies, Inc. (the “Company”).  For the year ended December 31, 2004, Mr. Howell received $150,000 in base salary.  Furthermore, he received incentive bonus in the amount of $150,000, tied to his meeting specific performance objectives.  Pursuant to the Company’s 2004 Long-Term Incentive Compensation Plan, on December 14, 2004, Mr. Howell received a restricted stock grant of 12,500 shares of the Company’s Class A common stock, which shares have a two year vesting period.